Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIVEVOX HOLDINGS, INC.

FIRST:              The name of the corporation is LiveVox Holdings, Inc. (the “Corporation”).

SECOND:        The address of the Corporation’s office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as it now exists or may hereafter be amended and supplemented (the “DGCL”).

FOURTH:        The total number of shares of stock which the Corporation shall have authority to issue is 10,000 having a par value of $0.01 per share. All such shares shall be designated as shares of common stock and shall be uncertificated, unless otherwise determined by the Board of Directors of the Corporation.

FIFTH:              In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

SIXTH:             (1) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(2)         Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

SEVENTH:       Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

EIGHTH:          The Corporation expressly elects not to be governed by Section 203 of the DGCL.